                                                                      EXHIBIT 12

                                   ARMCO INC.

                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations.........  $    29.6  $     2.9  $    26.0  $    23.5  $    65.8  $ (247.5)  $ (421.9)
Income tax provision (benefit)...................        1.3        0.6        1.4        2.0     (28.7)      (7.3)     (34.0)
Adjustment to pretax income (loss) for
  unconsolidated businesses and minority
  interest.......................................                                         0.8        0.5      (7.8)        0.9
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pretax income (loss) from continuing operations..       30.9        3.5       27.4       26.3       37.6    (262.6)    (455.0)

Add fixed charges:
  Interest expense--consolidated group...........       17.2       18.5       36.4       33.0       44.1       79.6       44.6
  Interest expenses--50% or more owned
    unconsolidated subsidiaries..................                                                                         27.1
  Interest portion of rental expense.............        0.8        0.8        1.5        2.5        2.5        4.3        4.8
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total fixed charges..........................       18.0       19.3       37.9       35.5       46.6       83.9       76.5
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total income (loss) and fixed charges........  $    48.9  $    22.8  $    65.3  $    61.8  $    84.2  $ (178.7)  $ (378.5)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Fixed charges
  From above.....................................  $    18.0  $    19.3  $    37.9  $    35.5  $    46.6  $    83.9  $    76.5
  Capitalized interest...........................        0.6        0.3        0.8        5.1        4.9        1.8        6.2
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total fixed charges..............................  $    18.6  $    19.6  $    38.7  $    40.6  $    51.5  $    85.7  $    82.7
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio............................................       2.6x       1.2x       1.7x       1.5x       1.6x      *          *
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
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*   For the years ended December 31, 1993 and 1992, earnings as defined were insufficient to cover fixed charges by $264.4 million and $461.2 million, respectively.